Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635   bartoncpafirm.com  Cypress, Texas

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-224152) and Form S-1 (File Nos. 333-282961 and 333-287531) of Envirotech Vehicles, Inc. of our report dated April 13, 2026, with respect to our audits of the consolidated financial statements of Envirotech Vehicles, Inc. and Subsidiaries as of December 31, 2025 and 2024, and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statements, as needed.

Very truly yours,

BARTON CPA PLLC

Cypress, Texas

April 13, 2026